EXHIBIT 22(D)(6)
                          EXPENSE LIMITATION AGREEMENT


AGREEMENT made as of this 1st day of November, 2004, by and between Treasurer's Fund, Inc., a Maryland corporation (the "Fund"), and Gabelli Fixed Income LLC, a Delaware limited liability company (the "Adviser").
The Adviser hereby agrees to limit annual total operating expenses of the U.S. Treasury Money Market Portfolio, the Domestic Prime Money Market Portfolio and the Tax Exempt Money Market Portfolio, each a portfolio of the Company (the "Portfolios"), to not more than the following amounts: PORTFOLIO % OF AVERAGE NET ASSETS --------- ----------------------- U.S. Treasury Money Market
Portfolio .65% U.S. Treasury Money Market Class Domestic Prime Money Market Portfolio .60% Domestic Prime Money Market Class Tax Exempt Money Market Portfolio .60% Tax Exempt Money Market Class

This Agreement shall remain in effect until October 31, 2005 and will automatically renew for successive one-year periods thereafter unless otherwise terminated by either party upon 60 days' notice to the other party.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


TREASURER'S FUND, INC.                      GABELLI FIXED INCOME LLC


By: /S/ BRUCE N. ALPERT                     By: /S/ RONALD S. EAKER
    -----------------------                     -------------------
    Bruce N. Alpert                             Ronald S. Eaker

Title:  VICE PRESIDENT                      Title:  PRESIDENT
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